Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Cyberonics, Inc., a Delaware corporation (the “Company”) and[Name] (“Executive”).
The Company desires to maintain Executive’s employment as the Company’s Vice President,[Title] and to encourage Executive’s attention and dedication to the Company as a member of the Company’s executive management, in the best interests of the Company and its shareholders;
Executive desires to accept employment with the Company;
The Company and Executive desire to enter into this Agreement to set forth the terms and conditions on which Executive is employed by the Company from and after the Effective Date.
This Agreement contemplates that Executive is a key employee of the Company.  As such, the Company will continue to make available to Executive confidential information and will continue to make a substantial investment in Executive for the benefit of the Company and its shareholders.  The Company and Executive recognize that the goodwill derived therefrom is a valuable asset of the Company.  The Company and Executive agree that such confidential information and goodwill are entitled to protection during the term of this Agreement and for a reasonable time thereafter. Company acknowledges that Executive brings to the Company his experience and his non-confidential general knowledge of the medical device industry.
The Company and Executive are sophisticated business persons.  Each has been advised by counsel with respect to this Agreement, including the post-termination restrictions and acknowledges that these restrictions are appropriate protection of the Company’s confidential information and goodwill, and that Executive has entered into this Agreement fully knowing the effect of such restrictions and voluntarily accepting the restrictions, which the parties believe to be reasonable in temporal and geographic scope.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, and for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:
1.           Employment.  The Company shall employ Executive as Vice President,[Title], and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.
2.   Term.  Unless earlier terminated pursuant to Section 9, this Agreement shall be effective as of June 1, 2009 (the “Effective Date”) and shall terminate at 12:01 a.m. on May 2, 2011, the period during which this Agreement remains in effect being referred to as the “Employment Period.”
3.   Duties.  During the Employment Period, Executive agrees to devote his full energy, attention, abilities, and productive time to the diligent performance of the duties and responsibilities ordinarily required of a[Title] of a publicly traded company and such other duties and services on behalf of the Company, consistent with his position and customary duties as such, as may from time to time be assigned to him by the Board or its designated representative.  Executive agrees and acknowledges that Executive owes fiduciary duties to the Company and will act accordingly.
4.   Outside Business Activities.  During the Employment Period, Executive shall not, without the prior written consent of the Company, engage in any other business activity, with or without compensation.  Notwithstanding the foregoing, Executive shall be permitted to spend a reasonable amount of time on civic, charitable, and other non-commercial activities, and activities related to Executive’s investments, provided such activities are consistent in nature and scope as exist on the Effective Date and do not interfere with his duties and obligations under this Agreement.
5.   Base Salary.  For all services rendered by Executive during the Employment Period, the Company shall pay Executive an annual base salary of ($___________) (the “Base Salary”) per year.  This amount shall be payable bi-weekly in equal installments, in arrears, according to the Company’s customary payroll practices, less all amounts required to be held by federal, state, or local law, and all applicable deductions authorized by Executive or required by law.  The Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) shall meet at least annually to review Executive’s Base Salary.  The Base Salary, at the discretion of the Compensation Committee, may be increased, but may not be decreased during the Employment Period.
6.   Annual Bonus Opportunity.  During the Employment Period, Executive shall be eligible to earn a bonus payable within a reasonable period following the end of each of the Company’s fiscal years (or at such other earlier times during the year as determined by the Compensation Committee) based on the achievement of certain objectives (the “Bonus Objectives”) to be determined by the Compensation Committee within the first ninety (90) days of each such fiscal year.  Executive’s annual bonus (the “Annual Bonus”) for achievement of all Bonus Objectives at target (the “Target Bonus Amount”) will be fifty percent (50%) of the Base Salary paid in such fiscal year (or pro rata as to any portion of the fiscal year), but the actual amount of the Annual Bonus may exceed 50% of Base Salary or be less than 50% of Base Salary based on overachievement of the Bonus Objectives, underachievement of the Bonus Objectives, or the discretion of the Compensation Committee.  If awarded, the Annual Bonus for a fiscal year shall be paid in the fiscal year following such fiscal year after the Compensation Committee determination of the amount of the Annual Bonus, if any, but no later than the 15th day of the third month of such subsequent fiscal year and shall be subject to all amounts required to be withheld by federal, state, or local law and all applicable deductions properly authorized by Executive or required by law.
7.   Benefits.  Executive shall be eligible for the following benefits:
(a)         All welfare benefit plans generally applicable to employees or senior executives of the Company, subject to the general eligibility requirements of such plans.  The Company shall have the right to amend, modify, or terminate any such plans from time to time at its discretion; provided that, such action is generally applicable to all employees.
(b)         Reimbursement of all actual, reasonable, and customary business expenses incurred during the Employment Period by Executive in performing services for the Company, including all reasonable expenses of travel on business; provided that, such expenses are incurred and accounted for in accordance with policies and procedures established by the Company.  Executive shall submit to the Company accounts and records of each such expense within thirty (30) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Executive the expense within thirty (30) days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursement to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.
(c)          Fringe benefits and perquisites (including, but not limited to, reasonable vacation time) in accordance with the plans, practices, programs, and policies of the Company from time to time in effect and which are commensurate with Executive’s position.
8.   Confidential Information.  During the Employment Period, the Company shall continue to provide Executive with trade secrets and confidential information, knowledge, and data relating to the business of the Company or to the business of other entities with which the Company has a confidential relationship (including trade secrets, being collectively referred to as “Confidential Information”).  Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by Executive during Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by Executive in violation of this Agreement).  Executive agrees to return all Confidential Information, including all photocopies, extracts, and summaries thereof, and any such information stored electronically on tapes, computer disks, or in any other manner to the Company at any time upon request by the Company and upon the termination of Executive’s employment for any reason.  Except as may be required or appropriate in connection with carrying out Executive’s duties under this Agreement and in furtherance of the Company’s business, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company. Notwithstanding the foregoing, Executive may retain, upon termination of employment, information and documents of a purely personal nature relating to compensation and benefits accrued during the Employment Period.
9.   Early Termination.  Notwithstanding the Employment Period established in Section 2 or any renewal or extension thereof, Executive’s employment hereunder and this Agreement may be terminated as follows:
(a)          Death.  Executive’s employment hereunder shall terminate upon Executive’s death.
(b)          Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months, or where Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) consecutive days and it is reasonably expected that Executive will be eligible for long-term disability benefits under a Company sponsored disability plan, and no later than thirty (30) days after written notice is given or the end of the ninety (90) day period, if Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment for disability.
(c)           Termination by the Company For Cause.  The Company may terminate Executive’s employment for Cause.  “Cause” shall mean (i) Executive’s material breach of any provision of this Agreement, (ii) Executive’s willful conduct which is demonstrably and materially injurious to the Company’s reputation, financial condition, or business relationships, (iii) Executive’s willful failure to comply with a lawful directive of the Company’s Chief Executive Officer (“CEO”), (iv) Executive’s failure to comply with the Company’s written policies and procedures, including the Company’s Corporate Code of Business Conduct and Ethics and its Financial Code of Ethics, (v) Executive’s fraud, dishonesty, or misappropriation involving the Company’s assets, business, customers, suppliers, or employees, (vi) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or, (vii) Executive’s continued failure or refusal to perform satisfactorily, or gross neglect of, Executive’s duties (other than any such failure or neglect resulting from Executive’s incapacity due to physical or mental illness).
No termination of Executive for Cause other than as set forth in (c)(vi) above shall be effective unless the Company shall, within ninety (90) days of sufficient facts known to it to constitute Cause, give written notice to Executive in reasonable detail of the material facts constituting Cause and the reasonable steps the Company believes necessary to cure, and thereafter Executive shall have thirty (30) business days from the date of notice to cure any such occurrence otherwise constituting Cause; provided that, no such notice and opportunity to cure is required if the Company has previously given Executive notice and opportunity to cure the same conduct.
(d)          Termination by Executive for Good Reason.  Executive may terminate his employment and this Agreement for Good Reason.  “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any one or more of the following:  (i) any reduction in Executive’s compensation as set forth in Section 5 hereof; (ii) an adverse change in Executive’s title, status, authority, duties, or responsibilities, provided that, changes in Executive’s title, status, authority, duties, and responsibilities necessitated solely by a change, following a Change in Control (as defined in Section 12), in the Company’s status from a publicly traded company to a subsidiary of a publicly traded company shall not by themselves be considered “adverse” within the meaning of this subsection; (iii) the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 17; (iv) the failure by the Company to comply with any material provision of this Agreement; (v) the Company’s requiring Executive to relocate to an office more than 35 miles from the Company’s office to which Executive was assigned on the Effective Date; or (vi) the amendment, modification, or repeal of any provision of the Company’s Certificate of Incorporation, as amended, or the Bylaws of the Company as such documents exist on the Effective Date, if such amendment, modification, or repeal would adversely affect Executive’s right to indemnification by the Company; provided that, any action of the CEO to seek information directly from, or to request that a project be undertaken by, an employee reporting directly or indirectly to Executive shall not constitute "Good Reason" hereunder.
No resignation for Good Reason shall be effective unless Executive shall, within ninety (90) days of sufficient facts known to Executive to constitute Good Reason, give written notice to the CEO setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps Executive believes necessary to cure, and thereafter the Company shall have thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason; provided that, no such notice and opportunity to cure is required if Executive has previously given the Company notice and opportunity to cure the same conduct.
(e)           Termination by Executive other than for Good Reason. Executive may terminate his employment other than for Good Reason by giving the Company no less than thirty (30) days prior written notice of Executive’s intent to terminate this Agreement.  As used in this Section, “other than Good Reason” shall mean for any reason not constituting Good Reason or for Good Reason but without notice and opportunity to cure as provided in subsection (d) above.
(f)           Termination by the Company without Cause.  The Company may terminate the employment relationship and this Agreement at any time by giving Executive no less than thirty (30) days prior written notice of the Company’s intent to terminate this Agreement or, in addition to any other amounts payable under this Agreement, one month of Base Salary in lieu of notice.  As used in this Section, “without Cause” shall mean for any reason not constituting Cause or for Cause but without notice and opportunity to cure, if required, as provided in subsection (c) above.
(g)          In the event of Executive’s termination, Executive and the Company, including its directors, officers, employees, representatives, attorneys, and agents shall refrain from making any public or private statement (including, as to Executive, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of the Company) that is derogatory or may tend to injure such person in its or their business, public or private affairs.  The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court, or stock exchange, or any law, rule, or regulation.
(h)          If, in connection with Executive’s termination of employment with the Company, the Company determines to issue a press release, the Company agrees to provide a copy of the press release to Executive by e-mail or facsimile to review and comment on in advance of its publication; however, the Company retains sole discretion as to the content of the press release.
10.          Compensation Upon Termination.  In the event Executive’s employment terminates upon expiration of the Employment Period or as provided under Section 9 hereof, the Company shall pay to Executive or his estate: (i) Executive’s Base Salary through the date of termination, and (ii) any other amounts due Executive as of the date of termination, in each case to the extent not previously paid.  The Company shall also provide additional compensation (the “Severance Benefits”) as provided below.
(a)           Death or Disability.  Upon termination of Executive’s employment pursuant to Sections 9(a) hereof, (i) the restrictions on all of Executive’s time-based vesting equity awards, including restricted stock and stock options, shall lapse, the unvested portion of each such award vesting immediately and being immediately tradable or exercisable, as the case may be; and (ii) restrictions on that number of shares of performance-based restricted stock awards shall lapse as determined by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) in its sole discretion to represent the extent of progress, if any, toward attainment of the performance criteria as of the date of Executive’s termination.  Upon termination of Executive’s employment pursuant to Sections 9(b) hereof, the restrictions on all of Executive’s stock options shall lapse, the unvested portion of each such award vesting immediately and being immediately exercisable.  Thereafter, the Company shall have no further obligations to Executive or his estate other than as may be required by law.
(b)          By the Company for Cause.  If during the Employment Period the Company terminates Executive for Cause pursuant to Section 9(c), the Company shall have no further obligations to Executive other than as may be required by law.
(c)           By Executive other than for Good Reason.  If during the Employment Period Executive terminates his employment other than for Good Reason pursuant to Section 9(e), the Company shall have no further obligations to Executive other than as may be required by law.
(d)          By the Company without Cause or by Executive for Good Reason.  Except as otherwise provided in Section 11, if either the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, then the Company shall pay and provide to Executive the following benefits:

(i)           a payment equal to 1.5 times the sum of (A) Base Salary and (B) the average bonus amount paid Executive for the past two fiscal years (or, if the termination occurs prior to the second anniversary of the date Executive commences employment at the Company, sixty percent (60%) of the Target Bonus Amount for the year of termination).  Subject to the holdback and interest provisions of  Section 22, such payment shall be made within sixty (60) days following Executive’s Separation from Service provided that the Release required under Section 10(e) has become effective during such sixty (60)-day period following any applicable revocation period;

(ii)           the restrictions on that number of shares of time-based vesting equity awards, including restricted stock and stock options, shall immediately lapse as would otherwise have lapsed if Executive had remained employed with the Company for a period through the date that is twelve (12) months from the date of termination;

(iii)           the restrictions on that number of shares of performance-based vesting restricted stock shall lapse as determined by the Compensation Committee in its sole discretion to represent the extent of progress, if any, toward attainment of the performance criteria as of the date of Executive’s termination;

(iv)           provided Executive and/or his eligible dependents timely elects to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall reimburse Executive for the costs incurred to obtain such continued coverage for himself and his eligible dependents for a period of twelve months measured from the termination date.  In order to obtain reimbursement for such healthcare coverage costs, Executive shall submit appropriate evidence to the Company of each periodic payment within thirty (30) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment.  During the period such healthcare coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of coverage costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of coverage costs eligible for reimbursement in any other calendar year for which such  reimbursement is to be provided hereunder; (ii) no coverage costs shall be reimbursed after the close of the calendar year following the calendar year in which those coverage costs were incurred; and (iii) Executive’s right to the reimbursement of such coverage costs cannot be liquidated or exchanged for any other benefit.  To the extent the reimbursed coverage costs constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility, provided that the reimbursed coverage costs shall not be considered as taxable income to Executive if such treatment is permissible under applicable law; and

(v)           waiver of the requirement, if any, to repay relocation benefits as otherwise required by the Company’s Relocation Policy with such waiver to occur within sixty (60) days following Executive’s Separation from Service provided that the Release required under Section 14(f) has become effective during such sixty (60)-day period following any applicable revocation period.

For purposes of this Agreement, "Separation from Service" shall mean Executive’s separation from service as determined in accordance with Section 409A of the Internal Revenue Code (“Code”) and the applicable standards of the Treasury Regulations issued thereunder.
(e)           The Severance Benefits payable to Executive under subsection (d) shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy, practice, or arrangement of the Company.  Payment of the Severance Benefits herein is contingent upon Executive’s execution of a full and complete release substantially in the form set forth in Exhibit A hereto within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of termination and such Release becoming effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period.
11.          Conduct Detrimental to the Company.  Executive acknowledges and agrees that the Company and its shareholders need to protect themselves from Conduct Detrimental to the Company and the provisions of this Section are designed to protect the Company and its shareholders from Conduct Detrimental to the Company.
(a)           The terms of Executive’s equity awards shall provide that if Executive engages in Conduct Detrimental to the Company (as defined in subsection (c)) during the Employment Period, Executive shall disgorge and return to the Company, upon demand, that number of shares of restricted stock or options to purchase shares of Company stock on which restrictions lapsed after the date on which the Company establishes, by a preponderance of the evidence, Executive first engaged in Conduct Detrimental to the Company, less the net effect of any taxes paid by Executive (taking into account the initial taxes paid and the tax effect of the disgorgement), or if Executive does not then own that number of shares, the amount of the cash proceeds received by Executive from his most recent sale of a like number of the shares, less the net tax effect as stated above.  Executive understands and agrees that this Section does not prohibit Executive from competing with the Company or soliciting the Company’s employees, but requires only a return of equity in the event of such competition or solicitation. Executive understands and agrees that the return of shares is in addition to and separate from any other relief available to the Company under the terms of this Agreement.
(b)          The Company shall have no obligation to pay Executive the Severance Benefits pursuant to Section 10(d), and Executive agrees to repay any portion of such Severance Benefits previously paid, for any period that the Company establishes, by a preponderance of the evidence, that Executive engaged in Conduct Detrimental to the Company.  Executive understands and agrees that this Section does not prohibit Executive from competing with the Company or soliciting the Company’s employees, but requires only return of the Severance Benefit for the period of such competition or solicitation.
(c)           “Conduct Detrimental to the Company,” as used in this Section, means:

(i)
conduct that results in Executive’s termination for Cause as defined in Section 9(c) (or that would have resulted in termination for Cause if known by the Company prior to the termination of Executive’s employment);

(ii)	Executive engages in conduct in violation of Section 8 of this Agreement; or

(iii)	Executive engages in conduct in violation of Section 9 of this Agreement.

12.           Change of Control.
(a)           In the event a Change of Control of the Company occurs during the Employment Period, the forfeiture restrictions on all shares of the time-based vesting restricted stock as to which such restrictions remain in place shall lapse immediately; all unvested stock options shall vest immediately; and if the Change of Control occurs as provided in Section 12(c) (i), (ii), or (iii), the forfeiture restrictions on all shares of the performance-based vesting restricted stock as to which such restrictions remain in place shall lapse immediately.
(b)           If, within one year following a Change of Control, either the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, then the Company shall pay and provide to Executive the benefits and rights provided in Section 10(d), except that in lieu of the amount set forth in Section 10(d)(i), the amount shall equal two times the sum of (A) Base Salary and (B) the Target Bonus Amount in effect at the time of termination.
(c)           For purposes of this Agreement, a “Change of Control” of the Company shall mean:

(i)
the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company which, together with any securities held by the person, represents 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)
the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or

(iii)	the closing of a sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv)
a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Start Date, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent  Directors; or

(v)	the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

13.           Post-Termination Restrictions.  Executive acknowledges and agrees that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill.  Executive and the Company further acknowledge and agree that the provisions of this Section are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill during the Employment Period and for a period following the Employment Period (such period following the Employment Period, the “Restricted Period”).  The Restricted Period for the Non-Competition Covenant shall be one (1) year from the date of termination of the Agreement, and the Restricted Period for the Non-Solicitation Covenant shall be two (2) years from the date of termination of the Agreement.
(a)           Non-Competition Covenant.  Executive shall not engage in, or otherwise directly or indirectly be employed by or act as a consultant or lender to, or be a director, officer, employee, principal, agent,  member, owner, or partner of, or permit his name to be used in connection with the activities of any other business, organization, or entity which engages, directly or indirectly, with any “Competitive Business” as defined in subsection (c) during the Employment Period or the Restricted Period; provided, that it shall not be a violation of this Section for Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as the Restricted Period expires.
(b)           Non-Solicitation Covenant.  Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm, entity, or business solicit, recruit, advise, attempt to influence, or otherwise induce or persuade, directly or indirectly (including encouraging another person to influence, induce, or persuade), any person, employed by the Company to leave the employ of the Company during the Employment Period and the Restricted Period (except for those actions that are within the scope of Executive’s employment and taken on behalf of the Company).  Nothing herein shall prohibit Executive from general advertising for personnel not specifically targeting any employee of the Company.
(c)           For purposes of this Section, the term “Competitive Business” means any business enterprise (whether a corporation, partnership, sole proprietorship, or other business entity) that competes in any material way with the products of the Company marketed and sold or under substantial development by the Company during the Employment Period.
Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest.  Executive further agrees that any breach or threatened breach of any of the provisions of this Section 13 would cause irreparable injury to the Company for which it would have no adequate remedy at law.  Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section the Company shall, notwithstanding Section 16 hereof, be entitled to injunctive relief against Executive’s activities to the extent allowed by law.  Finally, Executive further agrees that the relief available under this Section 13 is in addition to and separate from any other relief available to the Company under this Agreement, including without limitation under Section 11.
14.           Publicity.  Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, Executive’s name, picture, likeness, photograph, or any other attribute of Executive’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity, or other purpose at any time, during the Employment Period.  Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights Executive may have; and Executive agrees that he will receive no additional compensation for the use of his Persona.  Executive further agrees that any negatives, prints, or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.
15.           Indemnification.  If Executive is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, then Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporate Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith; provided, however, that, except with respect to proceedings to enforce his right to indemnification hereunder, the Company shall indemnify Executive in connection with a proceeding (or part thereof) initiated by Executive only if such proceeding (or part thereof) was authorized by the Board.
16.           Arbitration.  Any dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory, or otherwise), or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect for employment disputes.  The arbitration shall be conducted before a single arbitrator, who shall be a Labor and Employment Law specialist certified by the Texas Board of Legal Specialization, selected by mutual agreement of the parties, or if not agreed within 30 days following commencement of the proceeding, appointed by the AAA.  The arbitrator shall not have the authority to alter the terms of this Agreement or to award punitive damages.  The decision of the arbitrator will be final and binding on both parties.  The Company shall pay the expenses of the AAA and the arbitrator, and the Company and Executive shall pay their own legal fees.  The arbitrator shall have the authority to award reasonable attorneys’ fees to the prevailing party.  The Company and Executive agree that the arbitration and all matters related to the arbitration shall be treated as confidential.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and Executive agree that a judgment of the United States District Court for the Southern District of Texas may be entered upon the award made pursuant to the arbitration.
17.           Successors.
(a)           This Agreement shall be binding upon the Company and any successor thereof (whether direct or indirect, by purchase, merger, consolidation, or otherwise).  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets or any entity that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or by contract.
(b)           This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there is no such designee, to Executive’s estate.
18.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any person in respect of such subject matter.  Any prior agreements of the parties hereto in respect of the subject matter contained herein are hereby terminated and canceled.
19.           Enforcement of Agreement.  No waiver of any action with respect to any breach by the other party of any provision of this Agreement shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be enforced to the greatest extent permitted by law, and shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if the provision had never been included herein.
20.           Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.
21.           Notice.  All notices or other communications required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:	[Name]
100 Cyberonics Blvd.
Houston, TX 77058

If to Company:	Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Attn: General Counsel
(281) 218-9332 (Facsimile)

or to such other address as any party may have furnished to the other in writing in accordance herewith.  All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile transmission, when the party receiving such transmission shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of registered or certified mailing, on date actually received.
22.           Section 409A of the Internal Revenue Code.
(a)           This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.
(b)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Agreement in connection with the termination of Executive’s employment with the Company shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of Executive’s Separation from Service due to such termination of employment or (ii) the date of Executive’s death, if Executive is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 22(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  In addition, if Executive is deemed to be a specified employee at the time of Separation from Service and there is an amount payable by Executive to the Company under the Company’s Relocation Policy (the "Relocation Amount"), then notwithstanding Section 10(d)(v), the following provisions shall apply:  (i) the Company shall waive the requirement to repay the portion of the Relocation Amount up to the applicable dollar amount under Code Section 402(g)(1)(B), (ii) Executive shall repay to the Company any Relocation Amounts in excess of such limit (the "Repaid Amount") and (iii) upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the Company shall pay to Executive the Repaid Amount in a lump sum.  The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year.  If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
23.           Counterparts.  This Agreement my be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
24.           Surviving Terms.  The rights and obligations of the parties regarding the payment or provision of benefits set forth in this Agreement upon such termination and the rights and restrictions during the period after termination shall survive the termination of this Agreement.
25.           Amendment or Modification.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an authorized officer of the Company.
26.           Withholding.  All payments, compensation, and benefits hereunder shall be subject to any required withholding of federal, state, and local taxes pursuant to any applicable law or regulation.
27.           No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder shall not constitute a waiver of such right to insist upon strict compliance in the future.

Cyberonics, Inc.

By:/s/ Daniel J. Moore
Daniel J. Moore
President & Chief Executive Officer

Executive:

EXHIBIT A

RELEASE

Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliated companies and their directors, officers, employees, and representatives, (collectively “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses, and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any legal restrictions on the Company’s right to terminate employees, or any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, and the Federal Age Discrimination in Employment Act, which Executive claims to have against any of the Releasees.  Executive acknowledges that the payments provided in the Agreement are in full and complete satisfaction of all contract or severance obligations that the Company may have.  In addition, Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected Executive’s settlement with the other person.  Notwithstanding the foregoing, this Release shall not apply to: (i) Executive’s continuing rights under any pension or welfare plans, including his rights under COBRA, (ii) Executive’s right to enforce the surviving terms of the Employment Agreement, (iii) Executive’s right to indemnification, and (iv) claims and rights that may arise after the date of execution of this Release.
Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Agreement made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release, the Agreement, or otherwise.
Executive represents and agrees that he fully understands his right to discuss all aspects of this Release with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Release, and that he is voluntarily entering into this Release for good and valuable consideration, the receipt of which is hereby acknowledged.
Executive further represents and acknowledges that Executive has twenty-one (21) days to consider this Release prior to signing.  Executive further understands that Executive may revoke this Agreement within seven (7) days of its execution.  This Release shall not become effective or enforceable until the seven-day revocation period has expired.
AGREED AND ACCEPTED, on this _____ day of _______________, 20__.